EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement to Registration Statement No. 333-52372 of Merrill Lynch Senior Floating Rate Fund II, Inc. ( the “Fund”) of our reports dated October 23, 2003 for the Fund and for Master Senior Floating Rate Trust (the “Trust”), both appearing in the August 31, 2003 Annual Report of the Fund, and of our reports dated October 17, 2002 for the Fund and for the Trust, both appearing in the August 31, 2002, Annual Report of the Fund.

/s/ Deloitte & Touche LLP

Princeton, New Jersey February 13, 2004